UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Eastman Kodak Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplemental Information

As reported by Eastman Kodak Company (the “Company”) in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 as filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 17, 2021, the Attorney General of the State of New York has threatened to file a complaint against the Company and its Chief Executive Officer, James V. Continenza, alleging violations of New York State’s Martin Act in connection with Mr. Continenza’s purchase of 46,737 shares of the Company’s common stock on June 23, 2020 (the “Threatened Claim”). This purchase was made by Mr. Continenza during an ‘open window’ period and in compliance with the Company’s insider trading policy, including pre-approval by its general counsel. Mr. Continenza has never sold these or any other Kodak shares. The Threatened Claim may or may not be filed prior to the Annual Meeting of Shareholders of the Company (the “Annual Meeting”). If the Threatened Claim is filed, the Company intends to vigorously defend itself as it considers the Threatened Claim to be unsupported by law or fact.

The Annual Meeting will be held on Wednesday, May 19, 2021 at 1:00 p.m. Eastern Time as a virtual meeting of shareholders conducted by means of a live webcast. Company shareholders are able to attend the Annual Meeting online, vote Company shares electronically, and submit questions prior to and during the meeting by visiting www.meetingcenter.io/219690489 and entering the 15-digit control number on their respective proxy card or Notice Regarding the Availability of Proxy Materials. The password for the meeting is KODK2021. For additional information concerning the Annual Meeting and voting, shareholders should refer to the Notice of 2021 Annual Meeting and Proxy Statement filed by the Company with the SEC which is available at www.edocumentview.com/KODK.